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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                SCHEDULE 14D-9/A
                                 (Rule 14d-101)

                                 Amendment No. 6

          Solicitation/Recommendation Statement Under Section 14(d)(9)
                     of the Securities Exchange Act of 1934


                       Huntingdon Life Sciences Group plc
                            (Name of Subject Company)

                       Huntingdon Life Sciences Group plc
                      (Name of Person(s) Filing Statement)

            Ordinary Shares, nominal value 5 pence each and American
               Depositary Shares, evidenced by American Depositary
                 Receipts, each representing 25 Ordinary Shares
                         (Title of Class of Securities)

                                     0448116
                                  SEDOL NUMBER

                                    445891302
                                  CUSIP NUMBER

                               Julian T. Griffiths
                                  Woolley Road
                                    Alconbury
                              Huntingdon, PE28 4HS
                             Cambridgeshire, England
                                 +44 1480 892000
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications
                   On Behalf of the Person(s)Filing Statement)


[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
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Item 8. Additional Information.

         On January 4, 2002, Life Sciences Research, Inc. extended the expiration date of the offer until 10:00 A.M., New York City time on Thursday, January 10, 2002.

Item 9.  Exhibits.

         Item 9 of the Schedule 14D-9/A, Amendment No. 5 is hereby amended by addition of the following exhibit:


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
      EXHIBIT NO.        DOCUMENT

      Exhibit 21       US Press Release issued by the Company dated January 4, 2002.
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                                       2
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                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             HUNTINGDON LIFE SCIENCES GROUP, PLC


                                                  By:   /s/  Andrew Baker
                                                      --------------------------
                                                      Name:  Andrew Baker
                                                      Title: Chairman

Dated: January 4, 2002


                                       3
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                                  EXHIBIT INDEX


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
EXHIBIT NO.      DOCUMENT
-----------      --------

Exhibit 21       US Press Release issued by the Company dated January 4, 2002.